Exhibit 1.1

NITROMED, INC.

Shares of Common Stock, $0.01 par value per share

PLACEMENT AGENCY AGREEMENT

January 24, 2006

J.P. Morgan Securities Inc.

277 Park Avenue

New York, New York 10172

Thomas Weisel Partners LLC

390 Park Avenue, 16th Floor

New York, New York 10022

Ladies and Gentlemen:

NitroMed, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to certain investors (collectively, the “Investors”) up to an aggregate of 6,098,000 shares (the “Shares”) of Common Stock, $0.01 par value per share (the “Common Stock”), of the Company.  The Company desires to engage J.P. Morgan Securities Inc. (“JPMorgan”) and Thomas Weisel Partners LLC (“Thomas Weisel”) as its exclusive placement agents (the “Placement Agents”) in connection with such issuance and sale.  The Shares are described in the Prospectus Supplement that is referred to below.

The Company has prepared and filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Act”), with the Securities and Exchange Commission (the “Commission”), a registration statement, including a prospectus, on Form S-3 (File No. 333-127154) (the “registration statement”).  Amendments to such registration statement, if necessary or appropriate, have been similarly prepared and filed with the Commission in accordance with the Act.  Such registration statement, as so amended, has become effective under the Act.

As used herein:

(i)            “Registration Statement” means the registration statement, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the Act, as such section applies to the Placement Agents (the “Effective Time”), including (i) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein, (ii) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) under the Act, to the extent such information is deemed, pursuant to Rule 430B or Rule 430C under the Act, to be part of the registration statement at the Effective Time, and (iii) any registration statement filed to register the offer and sale of Shares pursuant to Rule 462(b) under the Act;

(ii)           “Basic Prospectus” means the basic prospectus included in the Registration Statement at the Effective Time;

(iii)          “Preliminary Prospectus Supplement” means any initial prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b)(3) under the Act on or before the fifth business day after the date of its first use (or such earlier time as may be required under the Act), in the form furnished by the Company to you, for use in connection with the offering and sale of the Shares;

(iv)          “Final Prospectus Supplement” means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after the date hereof (or such earlier time as may be required under the Act), in the form furnished by the Company to you, for use in connection with the offering and sales of the Shares;

(v)           “Prospectus” means the Final Prospectus Supplement, together with the Basic Prospectus attached to or used with the Final Prospectus Supplement; and

(vi)          “Time of Sale,” with respect to any Investor, means the time of receipt and acceptance of an executed Subscription Agreement (as defined below) from such Investor.

At or prior to the time when sales of the Shares were first made, the Company had prepared the following information and provided such information to each prospective Investor (collectively, the “Time of Sale Information”):  the Basic Prospectus, a Preliminary Prospectus Supplement dated January 24, 2006, each “free-writing prospectus” (as defined pursuant to Rule 405 under the Act) listed on Schedule A hereto, and a term sheet providing pricing and other information as set forth on Schedule B hereto, which was fully compliant with Rule 134 under the Act.

Any reference herein to the Registration Statement, the Prospectus or the Time of Sale Information shall be deemed to refer to and include the documents, if any, incorporated by reference, or deemed to be incorporated by reference, therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents.  Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Prospectus or the Time of Sale Information shall be deemed to refer to and include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”) on or after the initial effective date of the Registration Statement, or the date of the Prospectus or such Time of Sale Information, as the case may be, and deemed to be incorporated therein by reference.

As used in this Agreement, “business day” shall mean a day on which the New York Stock Exchange (the “NYSE”) is open for trading.  The terms “herein,” “hereof,” “hereto,” “hereinafter” and similar terms, as used in this Agreement, shall in each case refer to this Agreement as a whole and not to any particular section, paragraph, sentence or other subdivision of this Agreement.  The term “or,” as used herein, is not exclusive.

The parties hereto agree as follows:

1.             Agreement to Act as Placement Agents.

(a)           On the basis of the representations and warranties of the Company and subject to the terms and conditions set forth in this Agreement, the Company engages each of the Placement Agents, on a reasonable efforts basis, to act as its co-exclusive placement agent in connection with the offer and sale, by the Company, of Shares to the Investors.  The Shares are being sold to Investors at a price of $10.25 per share.  The Placement Agents may retain other brokers or dealers to act as sub-agents on their behalf in connection with the offering and sale of the Shares.  Until the earlier of the Closing Date (as defined in Section 2 hereof) or the termination of this Agreement, the Company shall not, without the prior consent of the Placement Agents, solicit or accept offers to purchase Shares otherwise than through the Placement Agents.

(b)           The Company expressly acknowledges and agrees that the Placement Agents’ obligations hereunder are on a reasonable efforts basis, and this Agreement shall not give rise to any commitment by either of the Placement Agents or any of their respective affiliates to underwrite or purchase any of the Shares or otherwise provide any financing.  The Placement Agents shall have no authority to bind the Company in respect of the sale of any Shares.  The sale of the Shares shall be made pursuant to subscription agreements in the form included as Exhibit A hereto (the “Subscription Agreements”).

(c)           The Placement Agents shall make commercially reasonable efforts to assist the Company in obtaining performance by each Investor whose offer to purchase Shares has been solicited by the Placement Agents and accepted by the Company, but the Placement Agents shall not, except as otherwise provided in this Agreement, be obligated to disclose the identity of any potential Investor or have any liability to the Company in the event any such purchase is not consummated for any reason.  Under no circumstances will the Placement Agents be obligated to purchase any Shares for their own accounts and, in soliciting purchases of Shares, the Placement Agents shall act solely as the Company’s agents and not as principals.  Notwithstanding the foregoing and except as otherwise provided in Section 1(c), it is understood and agreed that the Placement Agents (or their affiliates) may, solely at their discretion and without any obligation to do so, purchase Shares as principals; provided, however, that any such purchases by the Placement Agents (or their affiliates) shall be fully disclosed to the Company (including the identity of such Investors) and approved by the Company in accordance with Section 1(d).

(d)           Subject to the provisions of this Section 1, offers for the purchase of Shares may be solicited by the Placement Agents as agents for the Company at such times and in such amounts as the Placement Agents deem advisable.  Each Placement Agent shall communicate to the Company, orally or in writing, each reasonable offer to purchase Shares received by it as agent of the Company.  The Company shall have the sole right to accept offers to purchase Shares and may reject any such offer, in whole or in part.  Each Placement Agent shall have the right, in its discretion reasonably exercised, subject to providing prior notice to the Company, to reject any offer to purchase Shares received by it, in whole or in part, and any such rejection shall not be deemed a breach of its agreement contained herein.

(e)           The purchases of Shares by the Investors shall be evidenced by the execution of the Subscription Agreements by each of the parties thereto in the form attached hereto as Exhibit A.

(f)            As compensation for services rendered, on the Closing Date, the Company shall pay to the Placement Agents by wire transfer of immediately available funds to an account or accounts designated by the Placement Agents, an aggregate amount equal to five and one-half percent (5.5%) of the gross proceeds received by the Company from the sale of Shares on such Closing Date (the “Agency Fee”).  The Placement Agents agree that the foregoing compensation, together with any expense reimbursement payable hereunder, constitutes all of the compensation that the Placement Agents shall be entitled to receive in connection with the offering contemplated hereby; such compensation shall supersede, in all respects, any and all prior agreements or understandings relating to compensation to be received by the Placement Agents from the Company in connection with the offering contemplated hereby.

(g)           No Shares which the Company has agreed to sell pursuant to this Agreement shall be deemed to have been purchased and paid for, or sold by the Company, until such Shares shall have been delivered to the Investor thereof against payment by such Investor.  If the Company shall default in its obligations to deliver Shares to an Investor whose offer it has accepted, the Company shall indemnify and hold the Placement Agents harmless against any loss, claim or damage arising from or as a result of such default by the Company.

(h)           The Placement Agents shall make commercially reasonable efforts to obtain a letter from the National Association of Securities Dealers, Inc. (“NASD”) indicating that the NASD shall have raised no objection to the fairness and reasonableness of the placement agent terms and arrangements.

2.             Payment and Delivery.  Subject to the terms and conditions hereof, payment of the purchase price for, and delivery of certificates for, the Shares shall be made at the offices of Ropes & Gray LLP at One International Place, Boston, Massachusetts 02110 (or at such other place as shall be agreed upon by the parties), at 10:00 A.M., New York City time, on January 30, 2006 (unless another time shall be agreed to by the parties, such time herein referred to as the “Closing Date”).  The Company and JPMorgan Chase Bank, N.A. (the “Escrow Agent”) have entered into an Escrow Agreement dated as of January 24, 2006 (the “Escrow Agreement”).  Subject to the terms and conditions hereof and of the Escrow Agreement, payment of the purchase price for the Shares shall be made to the Company in the manner set forth below by Federal Funds wire transfer, against delivery of certificates for the Shares to such persons, and shall be registered in such name or names and shall be in such denominations, as the Placement Agents may request at least one business day before the Closing Date.  Payment of the purchase price for the Shares to be purchased by Investors shall be made by such Investors directly to the Escrow Agent and the Escrow Agent agrees to hold such purchase price in escrow in accordance herewith.  Subject to the terms and conditions hereof and of the Subscription Agreements and the Escrow Agreement, the Escrow Agent shall, on the Closing Date, deliver to the Company, by Federal Funds wire transfer, the aggregate purchase price so held by such person in escrow, reduced by an amount equal to the sum of the aggregate Agency Fee payable to the Placement Agents and each Placement Agent’s bona fide estimate of the amount, if any, of expenses for which such Placement Agent is entitled to reimbursement pursuant hereto.  Thereafter, the Escrow Agent’s obligations with respect to the escrow of the purchase price so held by it shall cease.  The Company and each of the Placement Agents hereby agree to deliver to the Escrow Agent a Closing Notice in the form attached as Exhibit C to the Escrow Agreement at least one day prior to the Closing Date.  At least one day prior to the Closing Date, each Placement Agent shall submit to the Company its bona fide estimate of the amount, if any, of expenses for which such Placement Agent is entitled to reimbursement pursuant hereto.  As soon as reasonably practicable after the Closing Date, each Placement Agent shall submit to the Company its expense reimbursement invoices and the Company or the respective Placement Agent, as applicable, shall make necessary reconciling payment(s) within thirty days of receipt of such invoices.  Electronic transfer of the Shares shall be made on the Closing Date in such names and in such denominations as you shall specify.

Deliveries of the documents described in Section 6 hereof with respect to the purchase of the Shares shall be made at the offices of Ropes & Gray LLP at One International Place, Boston, Massachusetts 02110, at 9:00 A.M., New York City time, on the Closing Date.

3.             Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Placement Agents that:

(a)           The Registration Statement has heretofore become effective under the Act or, with respect to any registration statement to be filed to register the offer and sale of Shares pursuant to Rule 462(b) under the Act, will be filed with the Commission and become effective under the Act no later than 10:00 P.M., New York City time, on the date of determination of the offering price for the Shares to Investors; no stop order of the Commission preventing or suspending the use of the Registration Statement, the Prospectus or the Time of Sale Information, or the effectiveness of the Registration Statement, has been issued, and no proceedings for such purpose pursuant to section 8A of the Act against the Company or related to the offerings have been instituted or, to the Company’s knowledge, are contemplated by the Commission;

(b)           The Time of Sale Information, at the Time of Sale did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the Company makes no representation and warranty with respect to any Placement Agents’ Information (as defined in Section 10).  No statement of material fact included in the Prospectus has been omitted from the Time of Sale Information and no statement of material fact included in the Time of Sale Information that is required to be included in the Prospectus has been omitted therefrom;

(c)           Other than the Basic Prospectus, the Preliminary Prospectus Supplement and the Prospectus, the Company (including its agents and representatives, other than the Placement Agents in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of an offer to buy the Shares (each such communication by the Company or its agents and representatives (other than a communication referred to in clause (i) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Act or Rule 134 under the Act or (ii) the documents listed on Schedule A hereto and other written communications approved in writing in advance by the Placement Agents.  Each such Issuer Free Writing Prospectus, if any, complied in all material respects with the Act, has been filed in accordance with the Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus Supplement and Basic Prospectus accompanying, or delivered prior to delivery of, such Issuer Free Writing Prospectus, did not, and at the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the Company makes no representation and warranty with respect to any Placement Agents’ Information;

(d)           The Registration Statement complied when it became effective, complies as of the date hereof and, as amended or supplemented, at the Time of Sale and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, will comply, in all material respects, with the requirements of the Act; the conditions to the use of Form S-3 in connection with the offering and sale of the Shares as contemplated hereby have been satisfied; the Registration Statement meets, and the offering and sale of the Shares as contemplated hereby complies with, the applicable requirements of Rule 415 under the Act (including, without limitation, Rule 415(a)(5)); the Registration Statement did not, as of the Effective Time, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; each of the Preliminary Prospectus Supplement and the Prospectus will comply, as of the date that it is filed with the Commission, the date of its delivery to Investors, the Time of Sale and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, in all material respects, with the requirements of the Act (in the case of the Prospectus, including, without limitation, Section 10(a) of the Act); at no time during the period that begins on the earlier of the date of the Preliminary Prospectus Supplement and the date the Prospectus is filed with the Commission and ends at the later of the Time of Sale and the end of the period during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares did or will the Preliminary Prospectus Supplement (together with the Basic Prospectus attached thereto) or the Prospectus, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the Company makes no representation or warranty with respect to any Placement Agents’ Information; each of the Incorporated Documents, at the time such document was filed with the Commission or at the time such document became effective, as applicable, complied, in all material respects, with the requirements of the Exchange Act and did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)           The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Act.  Any Time of Sale Information that the Company is required to file pursuant to Rule 433(d) under the Act has been, or will be, filed with the Commission in accordance with the requirements of the Act.  The Time of Sale Information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Act and the applicable rules and regulations of the Commission thereunder.

(f)            The Company has delivered, or will as promptly as practicable deliver, to the Placement Agents complete conformed copies of the Registration Statement and of each consent and certificate of experts filed as a part thereof, and conformed copies of the Registration Statement (without exhibits), the Preliminary Prospectus Supplement, the Prospectus and the Time of Sale Information, each as amended or supplemented, in such quantities and at such places as the Placement Agents reasonably request.  The Company has not distributed and will not distribute, prior to the completion of the distribution of the Shares, any offering material in connection with the offering and sale of the Shares other than the Preliminary Prospectus Supplement (together with the Basic Prospectus attached thereto), the Prospectus, the Time of Sale Information or the Registration Statement and copies of the Incorporated Documents.

(g)           The information set forth under the caption “Capitalization” in the Prospectus (and any similar sections or information, if any, contained in the Time of Sale Information) is fairly presented on a basis consistent with the Company’s financial statements.  The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Prospectus under the caption “Description of Capital Stock” (and any similar sections or information, if any, contained in the Time of Sale Information).  The outstanding shares of Common Stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.  Neither the offering nor the sale of the Shares as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any shares of Common Stock;

(h)           The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own or lease its properties and conduct its business as described in the Registration Statement, the Prospectus and the Time of Sale Information, to execute and deliver this Agreement and to issue, sell and deliver the Shares as contemplated herein;

(i)            The Company is duly qualified to transact business as a foreign corporation in all jurisdictions in which the conduct of its business requires such qualification, except for such jurisdictions where the failure to so qualify would not, individually or in the aggregate, result in any material adverse effect on the earnings, business, management, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company or its Subsidiaries, taken together as a whole (a “Material Adverse Effect”);

(j)            Each of the subsidiaries of the Company (collectively, the “Subsidiaries”) has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own or lease its properties and conduct its business as described in the Registration Statement, the Prospectus and the Time of Sale Information.  The Subsidiaries are the only subsidiaries, direct or indirect, of the Company.  The outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of all liens, encumbrances and equities and claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock or ownership interests in the Subsidiaries are outstanding;

(k)           Neither the Company nor any of the Subsidiaries is or with the giving of notice or lapse of time or both, will be, in violation of or in default (i) under its respective Certificate of Incorporation or By-Laws or, (ii) under any agreement, lease, contract, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness or other instrument or obligation to which it is a party or by which it, for any of its properties, is bound, or (iii) under any law, order, rule or regulation judgment, writ or decree applicable to the Company or any Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over the Company or its Subsidiaries, except, in the cases of clauses (ii) and (iii), any breaches, violations or defaults, which, singularly or in the aggregate, would not result in a Material Adverse Effect.  The execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated, including the issuance of the Shares, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (nor constitute any event which with notice, lapse of time or both would result in any breach or violation of or constitute a default under), any material indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any lease, contract or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is bound, or of the Certificate of Incorporation or By-Laws of the Company or any law, order, rule or regulation judgment, order, writ or decree applicable to the Company or any Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over the Company or its Subsidiaries;

(l)            The Shares have been duly authorized by all necessary corporate action on the part of the Company and when issued and delivered by the Company against payment therefor as provided in the Subscription Agreement, will be issued free of statutory and contractual preemptive rights, and will be duly and validly issued and fully paid and non-assessable;

(m)          This Agreement and each Subscription Agreement have been duly authorized, executed and delivered by the Company;

(n)           The terms of the capital stock of the Company, including the Shares, conform in all material respects to the description thereof contained or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information;

(o)           The minute books of the Company and any of its Subsidiaries, representing all existing records of all meetings and actions of the board of directors (including, Audit,

Compensation and Nomination/Corporate Governance Committees) and stockholders of the Company and any of its Subsidiaries (collectively, the “Corporate Records”) through the date of the latest meeting and action have been made available to the Placement Agents and counsel for the Placement Agents.  All such Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in such Corporate Records.  There are no material transactions, agreements or other actions that have been consummated by the Company or any of the Subsidiaries that are not properly approved and/or recorded in the Corporate Records of the Company and the Subsidiaries;

(p)           Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body, or the Nasdaq National Market (“Nasdaq”), or approval of stockholders of the Company necessary in connection with the issuance and sale by the Company of the Shares other than (i) as may be required under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered, or (ii) as may be required by federal and state securities laws with respect to the listing of the Shares on the Nasdaq, have been obtained or made and are in full force and effect;

(q)           The Company has obtained the agreement (a “Lock-Up Agreement”), substantially in the form set forth as Exhibit B hereto, of each of its executive officers and directors named in Exhibit B-1 hereto;

(r)            Except as described in the Registration Statement, the Prospectus and the Time of Sale Information, (i) no person has any preemptive rights or similar rights to purchase any shares of Common Stock or shares of any other capital stock or other equity interests of the Company, (ii) no person has the right to act as an initial purchaser or as a financial advisor to the Company in connection with the offer and sale of the Shares, in the case of each of the foregoing clauses (i) and (ii), whether as a result of the sale of the Shares as contemplated hereby or otherwise, (iii) no person has the right to act as an underwriter or placement agent or as a financial advisor to the Company in connection with the offer and sale of the Shares, and except as described in the Registration Statement, the Prospectus and the Time of Sale Information, no person has the right, contractual or otherwise, to cause the Company to include any shares of Common Stock or shares of any other capital stock or other securities of the Company in the Registration Statement, whether as a result of the sale of the Shares as contemplated hereby or otherwise;

(s)           Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company or the Placement Agents for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares;

(t)            Ernst & Young LLP, whose reports on the consolidated financial statements of the Company and the Subsidiaries are incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, are independent public accountants with respect to the Company as required by the Act, and the applicable published rules and regulations thereunder;

(u)           Except as described in the Registration Statement, the Prospectus and the Time of Sale Information, the Company and its Subsidiaries possess all certificates, authorizations, licenses and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, including without limitation all such certificates, authorizations and permits required by the United States Food and Drug Administration (the “FDA”) or any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceuticals or biohazardous materials (the “Consents”) and has made all necessary declarations and filings required under any federal, state, local or foreign law, regulation or rule, except where the failure to so possess such Consents or make such filings, singly or in the aggregate, would not result in a Material Adverse Effect; and, except as described in the Registration Statement, the Prospectus and the Time of Sale Information, all of such Consents are valid and in full force and effect, except where the invalidity of such Consents or the failure of such Consents to be in full force and effect would not, singularly or in the aggregate, result in a Material Adverse Effect; neither the Company nor any of its Subsidiaries is in violation of, or in default under such Consents or have received any notice of proceedings relating to the revocation or modification of any such Consent which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect;

(v)           Except as described in the Registration Statement, the Prospectus and the Time of Sale Information, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries before any court or administrative agency or otherwise which if determined adversely to the Company or any of its Subsidiaries might result in a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby;

(w)          The Company and the Subsidiaries have filed (or have duly requested extension of) all Federal, State, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by them or any of them to the extent that such taxes have become due and payable, except for any such assessment that is currently being contested in good faith and which, if resolved unfavorably to the Company would not result in a Material Adverse Effect.  All tax liabilities have been adequately provided for in the financial statements of the Company, and the Company does not know of any actual or proposed additional material tax assessments;

(x)            The Company and each of its Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is customary for companies engaged in similar businesses;

(y)           Each material contract, agreement and license listed as an exhibit to, described in or incorporated by reference in the Registration Statement, the Prospectus or the Time of Sale Information to which the Company or any of its Subsidiaries is bound is legal, valid, binding, enforceable and in full force and effect against the Company or such Subsidiary, and to the knowledge of the Company, each other party thereto, except to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors and (ii) the availability of specific performance, injunctive relief and other equitable remedies.  Neither the Company nor any of its Subsidiaries nor to the Company’s knowledge any other party is in material breach or default with respect to any such contract, agreement and license, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under any such contract, agreement or license.  No party has repudiated any material provision of any such contract, agreement or license;

(z)            Neither the Company nor the Subsidiaries are engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, result in a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of the Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or to the Company’s knowledge, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of the Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of the Subsidiaries and (ii) to the Company’s knowledge, (A) no union organizing activities are currently taking place concerning the employees of the Company or any of the Subsidiaries and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) or the rules and regulations promulgated thereunder concerning the employees of the Company or any of the Subsidiaries;

(aa)         The Company and each Subsidiary is in compliance with all presently applicable provisions of ERISA, except where such non-compliance would not result in a Material Adverse Effect; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) to which the Company or any Subsidiary contributes or which the Company or any Subsidiary maintains; the Company and each Subsidiary has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any Subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification;

(bb)         Neither the Company nor any of its Subsidiaries own any “margin securities” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and none of the proceeds of the sale of the Shares will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Securities to be considered a “purpose credit” within the meanings of Regulation T, U or X of the Federal Reserve Board;

(cc)         No forward-looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) contained in the Registration Statement, the

Prospectus and the Time of Sale Information, has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(dd)         The Company and the Subsidiaries each own or possess the right to use all patents, patent rights and patent applications (collectively, the “Company Patents”), trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights (collectively, the “Intellectual Property”) necessary to carry on their business in all material respects as described in the Registration Statement, the Prospectus and the Time of Sale Information; to the Company’s knowledge, neither the Company nor any of the Subsidiaries has infringed any Intellectual Property of any other person or entity.  The Company has taken all reasonable steps necessary to secure interests in such Intellectual Property from its contractors.  There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property of the Company that are required to be described in the Registration Statement, the Prospectus and the Time of Sale Information, and are not described in all material respects.  The Company is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property of any other person or entity that are required to be set forth in the Registration Statement, the Prospectus and the Time of Sale Information, and are not described in all material respects.  None of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or, to its knowledge, any of its officers, directors or employees or otherwise in violation of the rights of any persons; the Company has not received any written or oral communications alleging that the Company has violated, infringed or conflicted with, or, by conducting its business as set forth in the Registration Statement, the Prospectus and the Time of Sale Information, would violate, infringe or conflict with, any of the Intellectual Property of any other person or entity.  There are no pending or, to the Company’s knowledge, threatened infringement actions or proceedings against third parties relating to the Intellectual Property owned or licensed by the Company.

(ee)         Other than provisional patent applications, all patent applications that resulted in Company Patents or pending applications that describe inventions necessary to conduct the business of the Company and its Subsidiaries in the manner described in the Registration Statement, the Prospectus and the Time of Sale Information, (the “Company Patent Applications”) have been duly and properly filed (which means that they have been accorded filing dates and serial numbers and assignments have been recorded for each listed inventory) or caused to be filed with the United States Patent and Trademark Office (the “PTO”) and applicable foreign and international patent authorities.  In connection with the filing of the Company Patent Applications, to the best knowledge of the Company, all printed publications and patent references relevant to the patentability of the inventions claimed in such applications has been disclosed to those patent offices so requiring.  To the best knowledge of the Company, the Company has met its duty of candor and good faith to the PTO or similar foreign authority for the Company Patent Applications.  No material misrepresentations have been made to the PTO or similar foreign authority by or in connection with the Company Patent Applications.  The Company and its Subsidiaries are not aware or any facts material to a determination of patentability regarding the Company Patent Applications not called to the attention of the PTO or similar foreign authority.  The

Company has no knowledge of any facts which would preclude the Company from having clear title to the Company Patent Applications;

(ff)           The studies, tests and preclinical and clinical trials conducted by or on behalf of the Company or any prior owner of the Company’s Intellectual Property that are described in the Registration Statement, the Prospectus and the Time of Sale Information, were and, if still pending, are being, conducted in all material respects in compliance with all applicable federal, state or foreign laws, rules, orders or regulations, including current Good Laboratory and Good Clinical Practices and in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional scientific standards.  The descriptions of the results of such studies, tests and trials contained in the Registration Statement, the Prospectus and the Time of Sale Information, are accurate in all material respects; and the Company has not received any notices or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company which termination, suspension or material modification would reasonably be expected to result in a Material Adverse Effect.  No filing or submission to the FDA or any other federal, state or foreign regulatory body, that is intended to be the basis for any approval, contains any material omission or material false information.  The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, regulations, orders and decrees governing their business as prescribed by the FDA, or any other federal, state or foreign agencies or bodies, including those bodies and agencies engaged in the regulation of pharmaceuticals or biohazardous substances or materials, except where noncompliance would not, singly or in the aggregate, result in a Material Adverse Effect;

(gg)         The Company and the Subsidiaries have good and marketable title in fee simple to all real property and good title to all personal property reflected in the consolidated financial statements described or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except (i) those reflected in the financial statements or described or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, and (ii) liens and encumbrances for taxes not yet due and payable, and liens and encumbrances arising in the ordinary course of business or which are not material in amount.  The Company and the Subsidiaries occupy their leased properties under valid and binding leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such properties by the Company or its Subsidiaries;

(hh)         The consolidated financial statements of the Company and the Subsidiaries included or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, together with related notes and schedules, present fairly the financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries, at the indicated dates and for the indicated periods.  Such financial statements and related notes have been prepared in compliance in all material respects with the requirements of the Exchange Act and in accordance with generally accepted principles of accounting, consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made.  The summary financial and statistical data included or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, present fairly, on the basis stated in the Registration Statement, the Prospectus and the Time of Sale Information, the information shown therein and such data have been compiled on a basis consistent with the financial statements presented therein and the books and records of the Company.  The pro forma financial statements and other pro forma financial information included in the Registration Statement, the Prospectus and the Time of Sale Information present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements, have been properly compiled on the pro forma bases described therein, and, in the opinion of the Company, the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.  The Company and the Subsidiaries have no material contingent obligations which are not disclosed in the Company’s financial statements which are included in the Registration Statement, the Prospectus and the Time of Sale Information. There are no transactions, arrangements or other relationships between and/or among the Company, any of its affiliates (as such term is defined in Rule 405 of the Act) and any unconsolidated entity, including, but not limited to, any structured finance, special purpose or limited purpose entity that could reasonably be expected to materially affect the Company’s liquidity or the availability of or requirements for its capital resources that are not disclosed in the Registration Statement, the Prospectus and the Time of Sale Information;

(ii)           Subsequent to the respective dates as of which information is given in the Registration Statement, the Prospectus and the Time of Sale Information, and except as may be otherwise stated or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, there has not been (i) any Material Adverse Effect, (ii) any transaction which is material to the Company and the Subsidiaries, taken as a whole, (iii) any obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any of the Subsidiaries, which is material to the Company and the Subsidiaries, taken as a whole, or (iv) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company;

(jj)           Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Act) (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Act) which is or would be integrated with the sale of the Shares or (ii) offered, solicited offers to buy or sold the Shares by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act;

(kk)         Neither the Company, nor to the Company’s knowledge, any of its directors, officers or affiliates, has taken or intends to take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of Common Stock to facilitate the sale or resale of the Shares.  The Company acknowledges that the Placement Agents may engage in passive market making transactions in the Shares on Nasdaq in accordance with Regulation M under the Exchange Act;

(ll)           No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the Act to be described in the Registration Statement and the Prospectus and that is not so described in such documents and in the Time of Sale Information;

(mm)       Except as required by this Agreement and as described in the Registration Statement, the Prospectus and the Time of Sale Information, there are no agreements or arrangements between the Company or its subsidiaries and any of the Company’s stockholders, or to the best of the Company’s knowledge, between or among any of the Company’s stockholders, which grant special rights with respect to any shares of the Company’s capital stock or which in any way affect any stockholder’s ability or right freely to alienate or vote such shares;

(nn)         Neither the Company nor any Subsidiary is and, after giving effect to the offering and sale of the Shares contemplated hereunder and the application of the net proceeds from such sale as described in the Registration Statement, the Prospectus and the Time of Sale Information, will be an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations of the Commission thereunder;

(oo)         The Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and is currently eligible to use Form S-3;

(pp)         The Common Stock, including the Shares, is registered pursuant to Section 12(g) of the Exchange Act and is accepted for quotation on Nasdaq, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq, nor has the Company received any notification that the Commission or Nasdaq is contemplating terminating such registration or listing;

(qq)         Except as described or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to register any securities with the SEC;

(rr)           At the Time of Sale there were, and as of the Closing Date there will be, no securities of or guaranteed by the Company or any Subsidiary of the Company that are rated by a “nationally recognized statistical rating organization,” as that term is defined in Rule 436(g)(2) promulgated under the Act;

(ss)         The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals;

(tt)           The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act), and as of the period covered by the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, such disclosure controls and procedures were effective to perform the functions for which they were established; the Company’s auditors and the Audit Committee of the Board of Directors have been advised, based on the Company’s assessment of internal control over financial reporting, as of the fiscal year ended December 31, 2004, of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; any material weaknesses in internal controls as of December 31, 2004 have been identified for the Company’s auditors; and in connection with the Company’s assessment of internal control described above, there were no significant changes in internal controls or in other factors that have materially affected internal control over financial reporting

(uu)         The Company and the Subsidiaries are in compliance in all material respects with the applicable effective provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations in connection therewith, including without limitation Section 402 related to loans and Sections 302 and 906 related to certifications;

(vv)         Any statistical and market-related data included or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, are based on or derived from sources that the Company reasonably and in good faith believes to be reliable and accurate, and such data agree, in all material respects, with the sources from which they are derived;

(ww)       Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any employee of the Company or any subsidiary, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law necessary to be disclosed in the Registration Statement, the Prospectus and the Time of Sale Information, in order to make the statements therein not misleading;

(xx)          No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company;

(yy)         The Company has paid the registration fee for this offering pursuant to Rule 456(b)(1) under the Act or will pay such fees within the time period required by such rule (without giving effect to the proviso therein) and in any event prior to the Closing Date; and

(zz)          Except as described in the Prospectus, no approval of the shareholders of the Company under the rules and regulations of any trading market (including Rule 4350 of the Nasdaq Marketplace Rules), and no approval of the shareholders of the Company thereunder is required for the Company to issue and deliver to the Investors the Shares, including such as may be required pursuant to Rule 4350 of the Nasdaq Marketplace Rules.

Any certificate signed by any officer of the Company and delivered to the Placement Agents or counsel for the Placement Agents in connection with the offering of the Shares shall be deemed a representation and warranty by the Company and its subsidiaries, as to the matters covered thereby, to the Placement Agents and the Investors.

4.             Certain Covenants of the Company.  The Company hereby covenants and agrees:

(a)           to file the Preliminary Prospectus Supplement and the Prospectus with the Commission within the time periods specified by Rule 424(b) and Rules 430A, 430B or 430C under the Act, to file any Issuer Free Writing Prospectus to the extent required by Rule 433 under the Act, if applicable; and to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Shares; and to furnish copies of each Issuer Free Writing Prospectus, if any, (to the extent not previously delivered) to the Placement Agents in New York City prior to 10:00 A.M., New York City time, on the business day next succeeding the date of this Agreement in such quantities as the Placement Agents may reasonably request;

(b)           to furnish such information as may be required and otherwise to cooperate in qualifying the Shares for offering and sale under the securities or blue sky laws of such states or other jurisdictions as you may designate and to maintain such qualifications in effect so long as you may request for the distribution of the Shares; provided, however, that the Company shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of any such jurisdiction (except service of process with respect to the offering and sale of the Shares); and to promptly advise you of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for offer or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(c)           to make available to each Placement Agent, as soon as practicable after this Agreement becomes effective, and thereafter from time to time to furnish to each Placement Agent, as many copies of the Prospectus (or of the Prospectus as amended or supplemented if the Company shall have made any amendments or supplements thereto after the effective date of the Registration Statement) as the Placement Agent may reasonably request; in case delivery (whether physically or through compliance with Rule 172 under the Act or any similar rule) of a prospectus in connection with the sale of the Shares is required after the nine-month period referred to in Section 10(a)(3) of the Act, and after the time a post-effective amendment to the Registration Statement is required pursuant to Item 512(a) of Regulation S-K under the Act, the Company will promptly prepare, at its expense, such amendment or amendments to the Registration Statement and the Prospectus as may be

necessary to permit compliance with the requirements of Section 10(a)(3) of the Act or Item 512(a) of Regulation S-K under the Act, as the case may be;

(d)           if, at the time this Agreement is executed and delivered, it is necessary for a post-effective amendment to the Registration Statement, or a Registration Statement under Rule 462(b) under the Act, to be filed with the Commission and become effective before the Shares may be sold, the Company will use its reasonable best efforts to cause such post-effective amendment or such Registration Statement to be filed and become effective as soon as possible, and the Company will advise you promptly and, if requested by you, will confirm such advice in writing, (i) when such post-effective amendment or such Registration Statement has become effective, and (ii) if Rule 430A under the Act is used, when the Prospectus is filed with the Commission pursuant to Rule 424(b) under the Act (which the Company agrees to file in a timely manner in accordance with such Rules);

(e)           to advise you promptly, confirming such advice in writing, of any request by the Commission for amendments or supplements to the Registration Statement, the Prospectus or the Time of Sale Information, or for additional information with respect thereto, or of notice of institution of proceedings for, or the entry of a stop order, suspending the effectiveness of the Registration Statement and, if the Commission should enter a stop order suspending the effectiveness of the Registration Statement, to use its reasonable best efforts to obtain the lifting or removal of such order as soon as possible; to advise you promptly of any proposal to amend or supplement the Registration Statement, the Prospectus or the Time of Sale Information, and to provide you and your counsel copies of any such documents for review and comment a reasonable amount of time prior to any proposed filing and to file no such amendment or supplement to which you shall object in writing, which objection shall not be unreasonable;

(f)            to advise each Placement Agent promptly of the happening of any event within the period during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, which event could require the making of any change in the Prospectus then being used so that the Prospectus would not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and, during such time, to prepare and furnish, at the Company’s expense, to each Placement Agent promptly such amendments or supplements to such Prospectus as may be necessary to reflect any such change;

(g)           to make generally available to its security holders, and to deliver to you, an earnings statement of the Company (which will satisfy the provisions of Section 11(a) of the Act) covering a period of twelve months beginning after the date of this Agreement as soon as is reasonably practicable after the termination of such twelve-month period but in any case not later than June 1, 2007;

(h)           to furnish to you two copies of the Registration Statement, as initially filed with the Commission, and of all amendments thereto (including all exhibits thereto and documents incorporated by reference therein);

(i)            to furnish to you as early as practicable prior to the Time of Sale, but not later than two business days prior thereto, a copy of the latest available unaudited interim and monthly consolidated financial statements, if any, of the Company and any Subsidiaries which have been read by the Company’s independent registered public accountants, as stated in their letter to be furnished pursuant to Section 6(d) hereof;

(j)            to apply the net proceeds from the sale of the Shares in the manner set forth under the caption “Use of Proceeds” in the Prospectus;

(k)           whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, to reimburse each Placement Agent for expenses reasonably incurred by the Placement Agents in connection with the sale of the Shares and to pay all costs, expenses, fees and taxes in connection with (i) the preparation and filing of the Registration Statement, the Prospectus and the Time of Sale Information, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to each Placement Agent and to dealers (including costs of mailing and shipment), (ii) the registration, issue, sale and delivery of the Shares including any stock or transfer taxes and stamp or similar duties payable upon the sale, issuance or delivery of the Shares and any fees payable in connection with the settlement systems of the Placement Agents, (iii) the producing, word processing and/or printing of this Agreement, any Subscription Agreements, any dealer agreements, any Powers of Attorney and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to the Placement Agents and (except closing documents) to dealers (including costs of mailing and shipment), (iv) the qualification of the Shares for offering and sale under state or foreign laws and the determination of their eligibility for investment under state or foreign law (including the legal fees and filing fees and other disbursements of counsel for the Placement Agents) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Placement Agent and to dealers, (v) any listing of the Shares on any securities exchange or qualification of the Shares for quotation on the NASDAQ and any registration thereof under the Exchange Act, (vi) any filing for review of the public offering of the Shares by the NASD, including the legal fees and filing fees and other disbursements of counsel to the Placement Agents relating to NASD matters, (vii) the fees and disbursements of any transfer agent or registrar for the Shares, (viii) the costs and expenses of the Company relating to presentations or meetings undertaken in connection with the marketing of the offering and sale of the Shares to prospective investors and the Placement Agents’ sales forces, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel, lodging and other expenses incurred by the officers of the Company and any such consultants, (ix) the fees and other disbursements of counsel to the Placement Agents, and (x) the performance of the Company’s other obligations hereunder;

(l)            to comply with Rule 433(g) under the Act;

(m)          beginning on the date hereof and ending on, and including, the date that is 45 days after the date hereof (the “Lock-Up Period”), without the prior written consent of each Placement Agent, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, with respect to, any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or warrants or other rights to purchase Common Stock or any other securities of the Company that are substantially similar to Common Stock, (ii) file or cause to become effective a registration statement under the Act relating to the offer and sale of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or warrants or other rights to purchase Common Stock or any other securities of the Company that are substantially similar to Common Stock, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock or any such securities, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (iv) publicly announce an intention to effect any transaction specified in clause (i), (ii) or (iii), except, in each case, for (A) the registration of the offer and sale of the Shares as contemplated by this Agreement, (B) issuances of Common Stock upon the exercise of options or warrants disclosed as outstanding in the Registration Statement (excluding the exhibits thereto) and the Prospectus, and (C) the issuance of employee stock options not exercisable during the Lock-Up Period pursuant to stock option plans described in the Registration Statement (excluding the exhibits thereto) and the Prospectus; provided, however, that if (a) during the period that begins on the date that is fifteen (15) calendar days plus three (3) business days before the last day of the Lock-Up Period and ends on the last day of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (b) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Section 2(m) shall continue to apply until the expiration of the date that is fifteen (15) calendar days plus three (3) business days after the date on which the issuance of the earnings release or the material news or material event occurs;

(n)           prior to the Closing Date, to issue no press release or other communication directly or indirectly and hold no press conferences with respect to the Company, the financial condition, results of operations, business, properties, assets, or liabilities of the Company, or the offering of the Shares, without your prior consent, except as may be required by law, in which case the Company shall use its reasonable best efforts to allow the Placement Agents reasonable time to comment on such release or other communication in advance of such issuance;

(o)           not, at any time at or after the execution of this Agreement, to offer or sell any Shares by means of any “prospectus” (within the meaning of the Act), or use any “prospectus” (within the meaning of the Act) in connection with the offer or sale of the Shares, in each case other than the Prospectus or the Time of Sale Information;

(p)           the Company will not, and will cause its Subsidiaries not to, take, directly or indirectly, any action designed, or which will constitute, or has constituted, or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares;

(q)           to use its best efforts to cause the Shares to be listed for quotation on the NASDAQ and to maintain such listing; and

(r)            to maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Common Stock.

5.             Reimbursement of Placement Agent Expenses.  If this Agreement is terminated by the Placement Agents pursuant to Section 8, if any of the conditions set forth in Section 6 are not satisfied in accordance with Section 6 or if the sale of the Shares to the Investors is not consummated because of the refusal, ability or failure on the part of the Company to perform any agreement or obligation, or to comply with any provisions, of this Agreement, or any Subscription Agreement, then the Company shall, in addition to paying the amounts described in Section 4(k) hereof, reimburse each Placement Agent for all of its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel.

6.             Conditions of Placement Agents’ Obligations.  The several obligations of each of the Placement Agents hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company and to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:

(a)           You shall have received an opinion of Wilmer Cutler Pickering Hale and Dorr LLP substantially as set forth in Exhibit C-1 hereto;

(b)           You shall have received an opinion of Wilmer Cutler Pickering Hale and Dorr LLP substantially as set forth in Exhibit C-2 hereto;

(c)           You shall have received an opinion of Kleinfeld, Kaplan & Becker LLP substantially as set forth in Exhibit C-3 hereto;

(d)           You shall have received from Ernst & Young LLP letters dated, respectively, the date of the final Preliminary Prospectus Supplement prior to the first sale of Shares to an Investor and the Closing Date, and addressed to the Placement Agents, in the forms approved by the Placement Agents and their counsel, which letters shall cover, without limitation, the various financial disclosures, if any, contained in the Time of Sale Information;

(e)           You shall have received the opinion of Ropes & Gray LLP substantially as set forth in Exhibit D hereto;

(f)            No Prospectus or amendment or supplement to the Registration Statement or the Prospectus shall have been filed to which you shall have objected in writing, which objection shall not be unreasonable;

(g)           The Registration Statement and any registration statement required to be filed, prior to the sale of the Shares, under the Act pursuant to Rule 462(b) shall have been filed and shall have become effective under the Act.  The Final Prospectus Supplement shall have been filed with the Commission pursuant to Rule 424(b) under the Act at or before 5:30 P.M., New York City time, on the second full business day after the date of this Agreement (or such earlier time as may be required under the Act);

(h)           Prior to the Time of Sale, (i) no stop order with respect to the effectiveness of the Registration Statement shall have been issued under the Act or proceedings initiated under Section 8(d) or 8(e) of the Act; (ii) the Registration Statement and all amendments thereto shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (iii) neither the Prospectus nor the Time of Sale Information, or any amendment or supplement thereto, shall include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;

(i)            The Company will, on the Closing Date, deliver to the Placement Agents a certificate of its Chief Executive Officer and its Chief Financial Officer in the form attached as Exhibit E-1 hereto and a certificate of its Secretary in the form attached as Exhibit E-2 hereto;

(j)            Each executive officer and director of the Company shall have entered into Lock-Up Agreements substantially in the form attached as Exhibit B hereto on or prior to the date hereof, and each such Lock-Up Agreement, or a copy thereof, shall have been delivered to you and shall be in full force and effect at the Time of Sale;

(k)           The Company shall have furnished to the Placement Agents such other documents and certificates as to the accuracy and completeness of any statement in the Registration Statement, the Prospectus or the Time of Sale Information as you may reasonably request;

(l)            The Shares shall have been listed and authorized for trading on the Nasdaq National Market, and satisfactory evidence of such actions shall have been provided to the Placement Agents, which shall include verbal confirmations from a member of the Nasdaq staff;

(m)          The NASD shall not have raised any objection with respect to the fairness or reasonableness of the placement agency, or other arrangements of the transactions contemplated hereby;

(n)           On the Closing Date, the Company shall have furnished to the Placement Agents a Secretary’s Certificate of the Company;

(o)           Subsequent to the execution and delivery of this Agreement, there shall not have occurred a Material Adverse Effect or any development involving a prospective Material Adverse Effect in the business, properties, management, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole;

(p)           Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the Nasdaq Stock Market or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or minimum or maximum prices or maximum ranges for prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by Federal or state authorities or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, (iii) (A) the United States shall have become engaged in hostilities, or the subject of an act of terrorism, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or (B) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it with respect to either (A) or (B), in the sole judgment of the Placement Agents, impracticable or inadvisable to proceed with the sale or delivery of the Shares; and

(q)           No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Shares; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Shares.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Placement Agents.

7.             Indemnity and Contribution.

(a)           The Company agrees to indemnify, defend and hold harmless each Placement Agent, its directors and officers, and any person who controls or is alleged to control any Placement Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, a “Placement Agent Indemnified Party”), and the successors and assigns of all the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, any such Placement Agent Indemnified Party or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or the Time of Sale Information, each as amended or supplemented, if applicable, or arises out of or is based upon any omission or alleged omission to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission of a material fact contained in or omitted from and in conformity with information furnished in writing by or on behalf of any Placement Agent to the Company expressly for use therein, which information the parties hereto agree is limited to the Placement Agents’ Information (as defined in Section 10).

(b)           Each Placement Agent severally and not jointly agrees to indemnify, defend and hold harmless the Company, its directors and officers and any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act

(each, a “Company Indemnified Party”) from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which such Company Indemnified Party may incur under the Act, the Exchange Act or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in information furnished in writing by or on behalf of such Placement Agent to the Company expressly for use in the Registration Statement, the Prospectus or the Time of Sale Information or arises out of or is based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in connection with such information; provided that the parties hereto hereby agree that such written information provided by the Placement Agent consists solely of the Placement Agents’ Information.

(c)           If any action, suit or proceeding (each, a “Proceeding”) is brought against any person in respect of which indemnity may be sought pursuant to either subsection (a) or (b) of this Section 7, such person (the “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing of the institution of such Proceeding and such Indemnifying Party shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all fees and expenses; provided, however, that the omission to so notify such Indemnifying Party shall not relieve such Indemnifying Party from any liability which it may have to such Indemnified Party or otherwise.  Such Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment of such counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such Proceeding, (ii) such Indemnifying Party shall not have employed counsel to have charge of the defense of such Proceeding within 30 days of the receipt of notice thereof or (iii) such Indemnified Party shall have reasonably concluded upon written advice of counsel that there may be defenses available to it that are different from, additional to, or in conflict with those available to such Indemnifying Party (in which case such Indemnifying Party shall not have the right to direct that portion of the defense of such Proceeding on behalf of such Indemnified Party, but such Indemnifying Party may employ counsel and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Indemnifying Party), in any of which events such reasonable fees and expenses shall be borne by such Indemnifying Party and paid as incurred (it being understood, however, that such Indemnifying Party shall not be liable for the expenses of more than one separate counsel in any one Proceeding or series of related Proceedings together with reasonably necessary local counsel representing the Indemnified Parties who are parties to such Proceeding).  An Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, but if settled with the written consent of such Indemnifying Party, such Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any loss or liability by reason of such settlement.  Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse such Indemnified Party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then such Indemnifying Party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such Indemnifying Party of the aforesaid request, (ii) such Indemnifying Party shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement and (iii) such Indemnified Party shall have given such Indemnifying Party at least 30 days’ prior written notice of its intention to settle.  An Indemnifying Party shall not, without the prior written consent of any Indemnified Party, effect any settlement of any pending or threatened Proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(d)           If the indemnification provided for in this Section 7 is unavailable to an Indemnified Party under subsections (a) and (b) of this Section 7 in respect of any losses, damages, expenses, liabilities or claims referred to therein, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Placement Agents on the other hand from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Placement Agents on the other in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Placement Agents on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of Placement Agents’ discounts and commissions but before deducting expenses) received by the Company bear to the discounts and commissions received by the Placement Agents.  The relative fault of the Company on the one hand and of the Placement Agents on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Company or by the Placement Agents and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by a party as a result of the losses, damages, expenses, liabilities and claims referred to above shall be deemed to include any reasonable legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any Proceeding.

(e)           The Company and the Placement Agents agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in subsection (d) above.  Notwithstanding the provisions of this Section 9, no Placement Agent shall be required to contribute any amount in excess of the amount by which the total price at which the Shares were offered to Investors exceeds the amount of any damages which such Placement Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Placement Agents’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the respective amount of Shares they have placed hereunder, and not joint.  The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)            The indemnity and contribution agreements contained in this Section 7 and the covenants, warranties and representations of the Company and the Placement Agents contained in this Agreement shall remain in full force and effect (regardless of any investigation made by on behalf of any Placement Agent, its directors or officers or any person who controls such Placement Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, or by or on behalf of the Company, its directors and officers or any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act), and shall survive any termination of this Agreement or the issuance and delivery of the Shares.  The Company and the Placement Agents agree promptly to notify the other of the commencement of any litigation or proceeding against it and, in the case of the Company, against any of the Company’s officers and directors, in connection with the issuance and sale of the Shares, or in connection with the Registration Statement, the Prospectus or the Time of Sale Information.

8.             Termination.  The several obligations of the Placement Agents hereunder shall be subject to termination in the absolute discretion of the Placement Agents if, (x) since the time of execution of this Agreement or the earlier respective dates as of which information is given in the Time of Sale Information, there has been any Material Adverse Effect or any development involving a prospective Material Adverse Effect, which would, in the judgment of the Placement Agents, make it impracticable or inadvisable to proceed with the offering or the delivery of the Shares on the terms and in the manner contemplated in the Time of Sale Information; (y) at any time prior to the Closing Date there shall have occurred: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange, American Stock Exchange or Nasdaq; (ii) a suspension or material limitation in trading in the Company’s securities on Nasdaq; (iii) a general moratorium on commercial banking activities declared by either federal, New York or Massachusetts state authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) an outbreak or escalation of hostilities or acts of terrorism involving the United States or a declaration by the United States of a national emergency or war; or (v) any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of such group of Placement Agents makes it impracticable or inadvisable to proceed with the offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

If you elect to terminate this Agreement as provided in this Section 8, the Company shall be notified as provided for herein.

If the sale of the Shares, as contemplated by this Agreement, is not carried out for any reason permitted under this Agreement or the Subscription Agreements, or if such sale is not carried out because the Company shall be unable to comply and does not comply with any of the terms of this Agreement, the Company shall not be under any obligation or liability under this Agreement (except to the extent provided in Sections 4(k), 5 and 7 hereof), and the Placement Agents shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 7 hereof) or to one another hereunder.

9.             Effectiveness.  This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

10.           Information Furnished by the Placement Agents.  The following statement set forth under the caption “Plan of Distribution” in the Prospectus (the “Placement Agents’ Information”) constitutes the only information furnished by or on behalf of the Placement Agents: “Pursuant to the placement agency agreement, JP Morgan and Thomas Weisel have agreed to act as placement agents in connection with this offering.  JP Morgan and Thomas Weisel are using their reasonable efforts to introduce us to investors who will purchase the shares.”

11.           Notices.  Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing or by facsimile and:

(a)           if to the Placement Agents, shall be sufficient in all respects if delivered or sent to:

J.P. Morgan Securities Inc.

277 Park Avenue

New York, NY 10172

Attention: Norman Colbert

Facsimile No.: (415) 315-8717

and

Thomas Weisel Partners LLC

390 Park Avenue, 16th Floor

New York, New York 10022

Attention: Seth Rubin

Facsimile No.: (415) 364-2799

with a copy to (for informational purposes only):

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: Geoffrey B. Davis, Esq.

Facsimile No.:  617-951-7050

(b)           if to the Company, shall be sufficient in all respects if delivered or sent to the Company at the offices of the Company at NitroMed, Inc., 125 Spring Street, Lexington, Massachusetts 02421, Attention: Chief Executive Officer, Facsimile No. 781-274-8080, with a copy to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, Attention Steven D. Singer, Esq., Facsimile No. 617-526-5000.

12.           Governing Law and Construction.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.  THE SECTION HEADINGS IN THIS AGREEMENT HAVE BEEN INSERTED AS A MATTER OF CONVENIENCE OF REFERENCE AND ARE NOT A PART OF THIS AGREEMENT.

13.           Parties at Interest.  The Agreement herein set forth has been and is made solely for the benefit of the Placement Agents and the Company and the controlling persons, directors and officers referred to in Section 7 hereof, and their respective successors, assigns, executors and administrators.  No other person, partnership, association or corporation (including a purchaser, as such purchaser, from the Placement Agents) shall acquire or have any right under or by virtue of this Agreement.

14.           Counterparts.  This Agreement may be signed by the parties in counterparts which together shall constitute one and the same agreement among the parties.  Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart thereof.

15.           Submission to Jurisdiction.  Except as set forth below, no Proceeding may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company hereby consents to the jurisdiction of such courts and personal service with respect thereto.  The Company hereby consents to personal jurisdiction, service and venue in any court in which any Proceeding arising out of or in any way relating to this Agreement is brought by any third party against the Placement Agents.  The Company hereby waives all right to trial by jury in any Proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.  The Company agrees that a final judgment in any such Proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts in the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

[Remainder of page intentionally left blank]

If the foregoing is in accordance with your understanding of the agreement between the Company and the Placement Agents, kindly indicate your acceptance in the space provided for that purpose below.

Very truly yours,

NITROMED, INC.

By:	/s/ Lawrence E. Bloch, M.D., J.D.
Name: Lawrence E. Bloch, M.D., J.D.
Title: Chief Financial Officer, Chief Business Officer, Treasurer and Secretary

Accepted as of

the date first above written:

J.P. MORGAN SECURITIES INC.

By:	/s/ Norman D. Colbert
Name: Norman D. Colbert
Title: Managing Director

THOMAS WEISEL PARTNERS LLC

By:	/s/ Seth Rubin
Name: Seth Rubin
Title: Principal

EXHIBIT A

[Form of Subscription Agreement]

EXHIBIT A	Execution Copy

SUBSCRIPTION AGREEMENT

NitroMed, Inc.
125 Spring Street
Lexington, MA 02421

The undersigned (the “Investor”) hereby confirms its agreement with you as follows:

1.             This Subscription Agreement (this “Agreement”) is made as of the date set forth below between NitroMed, Inc., a Delaware corporation (the “Company”), and the Investor.

2.             The Company has authorized the sale and issuance to certain investors of up to 6,098,000 shares (the “Shares”) of its Common Stock, par value $0.01 per share (the “Common Stock”), for a purchase price of $10.25 per share (the “Purchase Price”).

3.             The offering and sale of the Shares (the “Offering”) are being made pursuant to an effective Registration Statement on Form S-3 (including the Prospectus contained therein (the “Basic Prospectus”), the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and a Prospectus Supplement (the “Prospectus Supplement”) containing certain supplemental information regarding the Shares and terms of the Offering that will be filed with the Commission and delivered to the Investor along with the Company’s counterpart to this Agreement.

4.             The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the Shares of Common Stock set forth below for the aggregate purchase price set forth below.  The Shares shall be purchased pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein.

5.             The manner of settlement of the Shares purchased by the Investor shall be determined by such Investor as follows (check one):

☐            A.            Delivery by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth below, and released by American Stock Transfer & Trust Company, the Company’s transfer agent (the “Transfer Agent”), to the Investor at the Closing.  NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)            DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(II)           REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

JPMorgan Chase Bank, N.A.

ABA # 021000021

Account Number: 507-897-455, Escrow Special Subscription Account

Account Name: NitroMed, Inc.

For further credit to Account Number: 10225260

Attention: Florence Hanley (212) 623-6811

– OR –

☐            B.            Delivery versus payment (“DVP”) through DTC (i.e., the Company shall deliver Shares registered in the Investor’s name and address as set forth below and released by the Transfer Agent to the Investor at the Closing directly to the account(s) at J.P. Morgan Securities Inc. or Thomas Weisel Partners LLC identified by the Investor and simultaneously therewith payment shall be made from such account(s) to the Company through DTC).  NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)            NOTIFY J.P. MORGAN SECURITIES INC. OR THOMAS WEISEL PARTNERS LLC OF THE ACCOUNT OR ACCOUNTS AT J.P. MORGAN SECURITIES INC. OR THOMAS WEISEL PARTNERS LLC, AS APPLICABLE, TO BE CREDITED WITH THE SHARES BEING PURCHASED BY SUCH INVESTOR, AND

(II)           CONFIRM THAT THE ACCOUNT OR ACCOUNTS AT J.P. MORGAN SECURITIES INC. OR THOMAS WEISEL PARTNERS LLC, AS APPLICABLE, TO BE CREDITED WITH THE SHARES BEING PURCHASED BY THE INVESTOR HAVE A MINIMUM BALANCE EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR.

– OR –

☐            C.            Delivery of physical stock certificates, in no event later than one business day after the Closing, to the Investor at the address set forth on the signature page to this agreement.  NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

JPMorgan Chase Bank, N.A.

ABA # 021000021

Account Number: 507-897-455, Escrow Special Subscription Account

Account Name: NitroMed, Inc.

For further credit to Account Number: 10225260

Attention: Florence Hanley (212) 623-6811

IT IS THE INVESTOR’S RESPONSIBILITY TO (A) MAKE THE NECESSARY WIRE TRANSFER OR CONFIRM THE PROPER ACCOUNT BALANCE IN A TIMELY MANNER AND (B) ARRANGE FOR SETTLEMENT BY WAY OF DWAC, DVP OR PHYSICAL DELIVERY IN A TIMELY MANNER.  IF THE INVESTOR DOES NOT DELIVER THE AGGREGATE PURCHASE PRICE FOR THE SHARES OR DOES NOT MAKE PROPER ARRANGEMENTS FOR SETTLEMENT IN A TIMELY MANNER, THE SHARES MAY NOT BE DELIVERED AT CLOSING TO THE INVESTOR OR THE INVESTOR MAY BE EXCLUDED FROM THE CLOSING ALTOGETHER.

6.             The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or any of its affiliates and (b) it has no direct or indirect affiliation or association with any NASD member.  Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

7.             The Investor represents that it has received the final Basic Prospectus, dated September 1, 2005, which is a part of the Company’s Registration Statement, prior to or in connection with the receipt of this Agreement.

8.             No offer by the Investor to buy Shares will be accepted and no part of the purchase price will be delivered to the Company until the Company has accepted such offer by countersigning a copy of this Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to the Company (or a Placement Agent on behalf of the Company) sending (orally, in writing or by electronic mail) notice of its acceptance of such offer.  An indication of interest in response to the Investor signing this Agreement will involve no obligation or commitment of any kind until this Agreement is accepted and countersigned by the Company and notice of such acceptance has been sent as aforesaid.

[The remainder of this page has been intentionally left blank.]

Number of Shares:

Purchase Price Per Share: $

Aggregate Purchase Price: $

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: January , 2006

INVESTOR
By:
Print Name:
Title:
Address:

Agreed and Accepted

this   th day of January, 2006:

NITROMED, INC.

By:
Title:

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF SHARES

1.             Authorization and Sale of the Shares.  Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the Shares.

2.             Agreement to Sell and Purchase the Shares; Placement Agents.

2.1          At the Closing (as defined in Section 3.1), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions set forth herein, the number of Shares set forth on the last page of the Agreement to which these Terms and Conditions for Purchase of Shares are attached as Annex I (the “Signature Page”) for the aggregate purchase price therefor set forth on the Signature Page.

2.2          The Company proposes to enter into substantially this same form of Subscription Agreement with certain other investors (the “Other Investors”) and expects to complete sales of Shares to them.  The Investor and the Other Investors are hereinafter sometimes collectively referred to as the “Investors,” and this Agreement and the Subscription Agreements executed by the Other Investors are hereinafter sometimes collectively referred to as the “Agreements.”

2.3          Investor acknowledges that the Company intends to pay J.P. Morgan Securities Inc. and Thomas Weisel Partners LLC (together, the “Placement Agents”) a fee (the “Placement Fee”) in respect of the sale of Shares to the Investor.

2.4          The Company has entered into a Placement Agency Agreement (the “Placement Agreement”) with the Placement Agents that contains certain representations, warranties, covenants and agreements of the Company that may be relied upon by the Investor, which shall be a third party beneficiary thereof.  A copy of the Placement Agreement is available upon request.

3.             Closings and Delivery of the Shares and Funds.

3.1          Closing.  The completion of the purchase and sale of the Shares (the “Closing”) will occur at a place and time (the “Closing Date”) to be specified by the Company and the Placement Agents, and of which the Investors will be notified in advance by the Placement Agents, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934.  At the Closing, (a) the Company will cause the Transfer Agent to deliver to the Investor the number of Shares set forth on the Signature Page registered in the name of the Investor or, if so indicated on the Investor Questionnaire attached hereto as Exhibit A, in the name of a nominee designated by the Investor and (b) the aggregate purchase price for the Shares being purchased by the Investor will be delivered by or on behalf of the Investor to the Company.

3.2          (a)           Conditions to the Company’s Obligations.  The Company’s obligation to issue the Shares to the Investor will be subject to the receipt by the Company of the purchase price for the Shares being purchased hereunder as set forth on the Signature Page and the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.

(b)           Conditions to the Investor’s Obligations.  The Investor’s obligation to purchase the Shares will be subject to the accuracy of the representations and warranties made by the Company and the fulfillment of those undertakings of the Company to be fulfilled prior to the Closing Date, including, without limitation, those contained in the Placement Agreement (collectively, the

“Company Closing Conditions”).  The Investor’s obligations are expressly not conditioned on the purchase by any or all of the other Investors of the Shares that they have agreed to purchase from the Company.

3.3          Delivery of Funds.

(a)           Delivery by Electronic Book-Entry at The Depository Trust Company.  If the Investor elects to settle the Shares purchased by such Investor through delivery by electronic book-entry at DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the shares being purchased by the Investor to the following account (the “Escrow Account”) designated by the Company and the Placement Agents pursuant to the terms of that certain Escrow Agreement (the “Escrow Agreement”) dated as of January 24, 2006, by and among the Company, the Placement Agents and JPMorgan Chase Bank, N.A. (the “Escrow Agent”):

JPMorgan Chase Bank, N.A.

ABA # 021000021

Account Number: 507-897-455, Escrow Special Subscription Account

Account Name: NitroMed, Inc.

For further credit to Account Number: 10225260

Attention: Florence Hanley (212) 623-6811

Such funds shall be held in escrow until the Closing and delivered by the Escrow Agent on behalf of the Investors to the Company upon the satisfaction, in the sole judgment of the Placement Agents, of the Company Closing Conditions.  The Placement Agents shall have no rights in or to any of the escrowed funds, unless the Placement Agents and the Escrow Agent are notified in writing by the Company in connection with the Closing that a portion of the escrowed funds shall be applied to the Placement Fee.  The Company and the Investor agree to indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages, expenses and claims (including, without limitation, court costs and reasonable attorneys fees) (“Losses”) arising under this Section 3.3 or otherwise with respect to the funds held in escrow pursuant hereto or arising under the Escrow Agreement, unless it is finally determined that such Losses resulted directly from the willful misconduct or gross negligence of the Escrow Agent.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Investor shall also furnish to the Placement Agents a completed W-9 form (or, in the case of an Investor who is not a United States citizen or resident, a W-8 form).

Investor acknowledges that the Escrow Agent acts as counsel to the Placement Agents, and shall have the right to continue to represent the Placement Agents, in any action, proceeding, claim, litigation, dispute, arbitration or negotiation in connection with the Offering, and Investor hereby consents thereto and waives any objection to the continued representation of the Placement Agents by the Escrow Agent in connection therewith based upon the services of the Escrow Agent under the Escrow Agreement, without waiving any duty or obligation the Escrow Agent may have to any other person.

(b)           Delivery Versus Payment through The Depository Trust Company.  If the Investor elects to settle the Shares purchased by such Investor by delivery versus payment through DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall confirm that the account or accounts at J.P. Morgan Securities Inc. or

Thomas Weisel Partners LLC, as applicable, to be credited with the Shares being purchased by the Investor have a minimum balance equal to the aggregate purchase price for the Shares being purchased by the Investor.

(c)           Physical Delivery Versus Payment through the Escrow Agent.  If the investor elects to settle the Shares purchased by such Investor by physical delivery versus payment through the Escrow Agent, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the shares being purchased by the Investor to the Escrow Account.

3.4          Delivery of Shares.

(a)           Delivery by Electronic Book-Entry at The Depository Trust Company.  If the Investor elects to settle the Shares purchased by such Investor through delivery by electronic book-entry at DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall direct the broker-dealer at which the account or accounts to be credited with the Shares being purchased by such Investor are maintained, which broker/dealer shall be a DTC participant, to set up a Deposit/Withdrawal at Custodian (“DWAC”) instructing American Stock Transfer & Trust Company, the Company’s transfer agent, to credit such account or accounts with the Shares by means of an electronic book-entry delivery.  Such DWAC shall indicate the settlement date for the deposit of the Shares, which date shall be provided to the Investor by the Placement Agents.  Simultaneously with the delivery to the Company by the Escrow Agent of the funds held in escrow pursuant to Section 3.3 above, the Company shall direct its transfer agent to credit the Investor’s account or accounts with the Shares pursuant to the information contained in the DWAC.

(b)           Delivery Versus Payment through The Depository Trust Company.  If the Investor elects to settle the Shares purchased by such Investor by delivery versus payment through DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall notify J.P. Morgan Securities Inc. or Thomas Weisel Partners LLC, as applicable, of the account or accounts at J.P. Morgan Securities Inc. or Thomas Weisel Partners LLC to be credited with the Shares being purchased by such Investor.  On the Closing Date, the Company shall deliver the Shares to the Investor directly to the account(s) at J.P. Morgan Securities Inc. or Thomas Weisel Partners LLC, as applicable, identified by Investor and simultaneously therewith payment shall be made from such account(s) to the Company through DTC.

(c)           Physical Delivery Versus Payment through the Escrow Agent. If the Investor elects to settle the Shares purchased by such Investor by physical delivery versus payment through the Escrow Agent, the Investor shall set forth on the Signature Page the address to which the physical certificates representing the Shares shall be delivered.  On the Closing Date, the Company shall cause the Transfer Agent to deliver the physical certificates to such address.

4.             Representations, Warranties and Covenants of the Investor.

4.1          The Investor represents and warrants to, and covenants with, the Company that (a) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares, (b) the Investor has answered all questions on the Signature Page and Exhibit A attached hereto for use in preparation of the Prospectus Supplement and the answers thereto are true and correct as of the date hereof and will be true and correct as of the Closing Date and (c) the Investor, in connection with its decision to purchase the number of Shares set forth on the Signature Page, relied only upon any or all of the following:  the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Company’s regular reports on Forms 10-K, 10-Q and 8-K as filed by the Company with the Commission, any Time of Sale Information (as defined in the Placement Agreement) provided to the Investor and the representations and warranties of the Company contained herein.

4.2          The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company or any Placement Agent that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares in any jurisdiction outside the United States where action for that purpose is required.  Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.  The Placement Agents are not authorized to make and have not made any representation or use of any information in connection with the issue, placement, purchase and sale of the Shares, except as set forth or incorporated by reference in the Registration Statement, the Basic Prospectus, the Prospectus Supplement or the Time of Sale Information (as defined in the Placement Agreement).

4.3          The Investor further represents and warrants to, and covenants with, the Company that (a) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (b) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investors herein may be legally unenforceable.

4.4          The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice.  The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

4.5          The Investor represents, warrants and agrees that, since the earlier to occur of (i) the date on which any of the Placement Agents first contacted the Investor about the Offering and (ii) the date that is the tenth (10th) trading day prior to the date of this Agreement, it has not engaged in any short selling of the Company’s securities, or established or increased any “put equivalent position” as defined in Rule 16(a)-1(h) under the Securities Exchange Act of 1934 with respect to the Company’s securities.

5.             Survival of Representations, Warranties and Agreements.  Notwithstanding any investigation made by any party to this Agreement or by the Placement Agents, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor.

6.             Notices.  All notices, requests, consents and other communications hereunder will be in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by facsimile, upon electric confirmation of receipt and will be delivered and addressed as follows:

(a)           if to the Company, to:

NitroMed, Inc.

125 Spring Street

Lexington, MA 02421

Attention:  Chief Executive Officer

Phone:  (781) 266-4000

Telecopy: (781) 274-8080

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention:  Steven D. Singer, Esq.

Phone: (617) 526-6000

Telecopy: (617) 526-5000

(b)           if to the Investor, at its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

7.             Changes.  This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

8.             Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

9.             Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

10.          Governing Law.  This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

11.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.  The Company and the Investor acknowledge and agree that the Company shall deliver its counterpart to the Investor along with the Prospectus Supplement.

12.          Confirmation of Sale.  The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Agreement, together with the Prospectus Supplement, shall constitute written confirmation of the Company’s sale of Shares to such Investor.

13.          Press Release.  The Company and the Investor agree that the Company shall issue a press release announcing the Offering prior to the opening of the financial markets in New York City on the business day immediately after the date hereof.

14.          Termination.  In the event that the Placement Agreement is terminated by the Placement Agents pursuant to the terms thereof, this Agreement shall terminate without any further action on the part of the parties hereto.

EXHIBIT A

NITROMED, INC.

INVESTOR QUESTIONNAIRE

Pursuant to Section 3 of Annex I to the Agreement, please provide us with the following information:

1.	The exact name that your Shares are to be registered in. You may use a nominee name if appropriate:

2.	The relationship between the Investor and the registered holder listed in response to item 1 above:

3.	The mailing address of the registered holder listed in response to item 1 above:

4.	The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:

5.	Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained), if applicable:

6.	DTC Participant Number, if applicable:

7.	Name of Account at DTC Participant being credited with the Shares, if applicable:

8.	Account Number at DTC Participant being credited with the Shares, if applicable: